Callidus Software Announces Third Quarter 2008 Results

Strong Total Revenues $28.3 Million; Recurring Revenues $10.9 Million, Up 83% Year Over Year; Callidus On-Demand Payees Over 73,000, Up From 23,000 One Year Ago

SAN JOSE, CA -- 10/28/2008 -- Callidus Software Inc. (NASDAQ: CALD), the leader in Sales Performance Management (SPM), today announced financial results for the third quarter ended September 30, 2008.

Total third quarter revenues were $28.3 million, up 14% compared to the third quarter of 2007. Third quarter 2008 license revenues were $6.8 million, while third quarter services and other revenues were $10.6 million.

Subscription and support revenues for the third quarter were $10.9 million, an increase of 83% over the third quarter of 2007. The net new Annual Contract Value (ACV) of on-demand bookings in the third quarter was $1.3 million, down from $2.6 million in the third quarter of 2007, bringing the cumulative ACV to $24.8 million.

Third quarter GAAP net loss was $1.4 million or ($0.05) per share, which included $2.0 million of stock-based compensation expense and $500,000 of amortization of acquired intangible assets. This compares to net loss of $4.0 million, or ($0.14) per share, for the third quarter of 2007, which included $1.2 million of stock-based compensation expense and no amortization of acquired intangible assets.

Non-GAAP net income, which excludes stock-based compensation expense pursuant to SFAS 123(R) and amortization of acquired intangible assets, was $1.1 million for the third quarter of 2008, compared to a non-GAAP net loss of $2.8 million for the same period last year.

Cash and investments totaled $45.7 million at September 30, 2008, a decrease of $3.0 million from June 30, 2008.

"Against the background of the most challenging economy in recent history we delivered strong quarterly revenues because we provide the market-leading solutions to properly address the fundamental business problems of sales performance and incentive compensation management. Pay-for-performance and end-to-end visibility of incentives and their effects has never been more important," said Leslie Stretch, president and CEO at Callidus Software. "I am also especially pleased that our continued focus on profitability has resulted in Callidus achieving a non-GAAP profit this quarter. We continue to add world-class brands to our customer roster in both our on-demand and on-premise businesses. Our subscription and support recurring revenues were a significant contributor to our total revenue and margin performance."

Recent Business Highlights

--  Callidus added approximately 10,000 payees to its Callidus On-Demand service, bringing the cumulative total to over 73,000 payees, up from
    23,000 one year ago.

--  Callidus launched Callidus Plan Communicator, a product built natively on Salesforce.com's platform-as-a-service, Force.com, to help companies streamline the compensation plan distribution and approval process.

--  Callidus received a Positive rating in Gartner's 2008 Sales Incentive
    Compensation Management MarketScope report.

--  Callidus won CRM Magazine's 2008 CRM Market Leader award for the
    Incentive Management category.

--  Callidus hosted its first EMEA thought leadership Sales Performance
    Management conference.

--  Callidus announced an expanded partnership with OpenSymmetry to deploy and implement Callidus' on-demand and on-premise solutions, expanding market coverage for Callidus' solutions.

Financial Outlook

--  Total revenue for the fourth quarter of 2008 is expected to be between
    $25.5 million and $27 million.

--  GAAP Operating expenses, including stock-based compensation of approximately $2.0 million, are expected to be between $14.5 million and
    $15.5 million in the fourth quarter of 2008.

Conference Call

A conference call to discuss the third quarter 2008 results and outlook is scheduled for 1:30 p.m. Pacific Daylight Time (PDT) today. The conference call will be available via live webcast at the Investor Relations section of Callidus Software's website at www.callidussoftware.com. To participate in the call via telephone, the dial-in number will be 800-299-7635 (international: +1 617-786-2901), passcode 58164419.

A webcast replay and telephone playback of the conference call will be available after 3:30 p.m. PDT today through November 4, 2008. The webcast replay will be available at the Investor Relations section of Callidus Software's website under Calendar of Events. The telephone replay will be available by calling 888-286-8010 (International: +1 617-801-6888) passcode 48743630.

About Callidus Software®

Callidus Software (www.callidussoftware.com) (NASDAQ: CALD) is the market and technology leader in Sales Performance Management (SPM). Performance-based compensation is one of the largest investments for all companies. Callidus' customers gain a competitive advantage by maximizing the return on this strategic asset. Our award-winning Software-as-a-Service (SaaS) applications set the standard for pervasive performance management across the enterprise. Over 1.9 million employees and channel partners have their performance managed by Callidus Software.

Note on Forward-Looking Statements

The forward-looking statements included in this press release, including estimates of fourth quarter 2008 total revenues, operating expenses and stock-based compensation expense, reflect management's best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, potential disruption of customer purchase decisions resulting from the global financial crisis, timing and size of orders, potential material fluctuations in financial results and future growth rates, decreases in customer spending, uncertainty regarding SPM market, customer cancellations or non-renewal of maintenance contracts or on-demand services, our potential inability to manage effectively any growth we experience, uncertainty regarding the demand for and profitability of our on-demand services, increased competition or new entrants in the marketplace, litigation and other risks detailed in Callidus' reports filed with the Securities and Exchange Commission (SEC), including its Form 10-K for 2007 and its Form 10-Q for the second quarter ended June 30, 2008, copies of which may be obtained by contacting Callidus Software's Investor Relations department at 408-808-6577, or from the Investor Relations section of Callidus Software's website (www.callidussoftware.com). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.

Non-GAAP Financial Measures

Callidus has provided in this release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP net income. Callidus uses non-GAAP measures internally in analyzing its financial results and believes that they are useful to investors, as a supplement to GAAP measures, in evaluating Callidus' operating performance. Callidus believes that the use of these non-GAAP measures provides additional insight for investors to use in evaluation ongoing operating results and trends and in comparing its financial measures with other companies in Callidus' industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures exclude stock-based compensation expense pursuant to SFAS 123(R) and amortization of acquired intangibles. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

© 1998-2008 Callidus Software Inc. All rights reserved. Callidus Software, the Callidus Software logo, Callidus TrueAnalytics, TrueComp, TrueComp Grid, TrueComp Manager, TrueConnection, TrueFoundation, TrueInformation, TruePerformance, TruePerformance Index, TruePerformance Indicator, TrueMBO, TrueAllocation, TrueProducer, TrueQuota, TrueReferral, TrueResolution, TrueTarget and TrueService+ are trademarks, servicemarks, or registered trademarks of Callidus Software Inc. in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

                     CALLIDUS SOFTWARE INC.
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

           (In thousands, except for per share data)
                          (unaudited)

                                Three months ended     Nine months ended
                                   September 30,         September 30,
                                ---------  ---------  ---------  ---------
                                  2008       2007       2008       2007
                                ---------  ---------  ---------  ---------

Revenues:
  License                       $   6,782  $   5,600  $  12,638  $  21,269
  Subscription and support         10,874      5,944     29,208     17,406
  Services and other               10,597     13,226     37,992     37,477
                                ---------  ---------  ---------  ---------
    Total revenues                 28,253     24,770     79,838     76,152

Cost of revenues:
  License                             355        191        705        646
  Subscription and support(1)       4,147      2,696     11,095      8,193
  Services and other(1)(2)         10,217     11,542     34,093     33,281
                                ---------  ---------  ---------  ---------
    Total cost of revenues         14,719     14,429     45,893     42,120
                                ---------  ---------  ---------  ---------
Gross profit                       13,534     10,341     33,945     34,032

Operating expenses:
  Sales and marketing(1)            7,623      7,293     21,983     23,156
  Research and development(1)       3,808      3,688     10,958     11,781
  General and administrative(1)     3,529      3,951     10,261     11,372
  Restructuring                        --         --        397         --
                                ---------  ---------  ---------  ---------
    Total operating expenses       14,960     14,932     43,599     46,309
                                ---------  ---------  ---------  ---------
Operating loss                     (1,426)    (4,591)    (9,654)   (12,277)

Interest and other income, net        103        657        914      2,239
                                ---------  ---------  ---------  ---------
Income (loss) before provision
 for income taxes                  (1,323)    (3,934)    (8,740)   (10,038)

Provision (benefit) for income
 taxes                                 64         36        407        144
                                ---------  ---------  ---------  ---------
Net Income (loss)               $  (1,387) $  (3,970) $  (9,147) $ (10,182)
                                =========  =========  =========  =========

Basic net income (loss) per
 share                          $   (0.05) $   (0.14) $   (0.31) $   (0.35)
                                =========  =========  =========  =========
Diluted net income (loss) per
 share                          $   (0.05) $   (0.14) $   (0.31) $   (0.35)
                                =========  =========  =========  =========

Shares used in basic per share
 computation                       30,063     29,175     29,937     28,901
                                =========  =========  =========  =========
Shares used in diluted per
 share computation                 30,063     29,175     29,937     28,901
                                =========  =========  =========  =========

--------------
(1) Stock-based compensation
 included in amounts above by
 category:
  Subscription and support            184         61        497        177
  Services and other                  320        227        970        632
  Sales and marketing                 401        333      1,487        874
  Research and development            294        205        915        737
  General and administrative          795        379      2,021      1,529
                                ---------  ---------  ---------  ---------
    Total stock-based
     compensation               $   1,994  $   1,205  $   5,890  $   3,949
                                =========  =========  =========  =========

(2) Acquisition related asset
 amortization                   $     500  $      --  $   1,417  $      --

                     CALLIDUS SOFTWARE INC.
             CONDENSED CONSOLIDATED BALANCE SHEETS
                         (In thousands)
                          (unaudited)

                                                   September     December
                                                      30,           31,
Assets                                               2008          2007
                                                  -----------  -----------
Current assets:
  Cash and cash equivalents                       $    38,923  $    21,813
  Short-term investments                                2,454       28,824
  Accounts receivable, net                             18,383       23,575
  Deferred income taxes                                   423          423
  Prepaid and other current assets                      5,200        4,038
                                                  -----------  -----------
    Total current assets                               65,383       78,673
Long-term investments                                   4,314            -
Property and equipment, net                             5,194        4,438
Goodwill                                                3,716            -
Intangible assets, net                                  3,956        2,333
Deferred income taxes, noncurrent                          90           90
Deposits and other assets                               1,292        1,913
                                                  -----------  -----------
    Total assets                                  $    83,945  $    87,447
                                                  ===========  ===========

Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                                $     2,471  $     2,901
  Accrued payroll and related expenses                  5,112        7,326
  Accrued expenses                                      4,765        4,225
  Deferred revenue                                     18,673       15,831
                                                  -----------  -----------
    Total current liabilities                          31,021       30,283

Long-term deferred revenue                              1,571        2,326
Other liabilities                                       1,660        1,089
                                                  -----------  -----------
    Total liabilities                                  34,252       33,698
                                                  -----------  -----------

Stockholders' equity
  Common stock                                             30           30
  Additional paid-in capital                          208,645      203,110
  Accumulated other comprehensive income                   12          456
  Accumulated deficit                                (158,994)    (149,847)
                                                  -----------  -----------
    Total stockholders' equity                         49,693       53,749
                                                  -----------  -----------
    Total liabilities and stockholders' equity    $    83,945  $    87,447
                                                  ===========  ===========

Investor Relations Contact:
Ron Fior
408-808-6518
ir@callidussoftware.com

Press Contact:
Jock Breitwieser
408-975-6683
pr@callidussoftware.com